Exhibit 99.(4)(m)

SUB-ADVISORY AGREEMENT

Agreement made as of August 1, 2008, between UBS Global Asset  Management (Americas) Inc. (UBS Global AM), a Delaware corporation, and Wellington Management Company, LLP (Sub-Adviser), a Massachusetts limited liability partnership (the Agreement).

RECITALS

(1)  UBS Global AM has entered into a Management Agreement dated as of August 1, 2008 (Management Agreement), with UBS PACE Select Advisors Trust (formerly known as Managed Accounts Services Portfolio Trust (Trust)), an open-end management investment company registered under the Investment Company Act of 1940, as amended (1940 Act), with respect to UBS PACE Large Co Growth Equity Investments (Portfolio).

(2)  UBS Global AM is authorized to retain one or more sub-advisers to furnish certain advisory services to UBS Global AM and the Portfolio.

(3)  UBS Global AM desires to retain the Sub-Adviser to furnish certain investment advisory services to UBS Global AM and the Portfolio or a designated portion of the assets (Segment) of the Portfolio; and

(4)  The Sub-Adviser is willing to furnish such services; Now, therefore, in consideration of the premises and mutual covenants herein contained, UBS Global AM and the Sub-Adviser agree as follows:

1.  Appointment.  UBS Global AM hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Portfolio or Segment for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.  To the extent consistent with the Investment Company Act and the Investment Advisers Act, the Sub-Adviser is hereby authorized to engage any of its affiliates to provide it with investment management or advisory and related services with respect to the performance of the Sub-Advisers obligations under this Agreement. The Sub-Adviser shall remain liable for the performance of its obligations under this Agreement, and for the acts and omissions of such affiliates, and the Adviser shall not be responsible for any fees which any affiliate may charge to the Sub-Adviser in connection with such services.  The Sub-Adviser shall take no action that would require prior approval by the Trusts Board of Trustees (the Board) with respect to engaging any affiliate without the prior consent of UBS Global AM and the approval of the Board.

2.  Duties as Sub-Adviser.

(a)  Subject to the supervision and direction of the Board and review by UBS Global AM, and any written guidelines adopted by the Board or UBS Global AM, the Sub-Adviser will provide a continuous investment program for the Portfolio or Segment, including investment research and discretionary management with respect to all securities and investments and cash equivalents in the Portfolio or Segment.  The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Portfolio or Segment.  The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for the Portfolio or Segment.  The Sub-Adviser understands that the Portfolios assets need to be managed so as to permit the Portfolio to qualify or to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (Code).The Sub-Adviser will provide services under this Agreement in accordance with the Portfolios investment objective, policies and restrictions as stated in the Trusts currently effective registration statement under the 1940 Act, and any amendments or supplements thereto (Registration Statement). The Sub-Adviser on each business day shall provide UBS Global AM and the Trusts custodian such information as UBS Global AM and the Trusts custodian may reasonably request relating to all transactions concerning the Portfolio or Segment.

(b) The Sub-Adviser agrees that it will not consult with any other sub-adviser  (Other Sub-Adviser) for the Trust or Portfolio concerning any transaction by the Portfolio or Segment insecurities or other assets, including (i) the purchase by the Portfolio or Segment of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-Adviser, to the Trust or Portfolio except as permitted by the 1940 Act or (ii) transactions by the Portfolio or Segment in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter.

(c)  Unless otherwise instructed by UBS Global AM or the Trust, the Sub-Adviser agrees that it will be responsible for voting proxies of issuers of securities held by the Portfolio or Segment.  The Sub-Adviser further agrees that it will adopt written proxy voting procedures that shall comply with the requirements of the1940 Act and the Investment Advisers Act of 1940, as amended (Advisers Act) (Proxy Voting Policy), and that shall be acceptable to the Board.  The Sub-Adviser shall also provide its Proxy Voting Policy (or an accurate summary) for inclusion in the Trusts registration statement, and will provide UBS Global AM with any material amendment to the Proxy Voting Policy within a reasonable time after such amendment has taken effect.  The Sub-Adviser further agrees that it will provide the Board on or before August 1st of each year, or more frequently as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period ending June 30, or such other period as the Board may designate, in a format that shall comply with the 1940 Act and that shall be acceptable to the Board.

(d)  The Sub-Adviser agrees that, in placing orders with brokers, it will seek to obtain the most favorable execution and best available price under the circumstances; provided that, on behalf of the Portfolio or Segment, the Sub-Adviser may, in its discretion, use brokers that provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Portfolio or Segment, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher  commission than may be charged by other brokers, subject to the Sub-Advisers determination in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Portfolio or Segment and its other clients and that the total commissions paid by the Portfolio or Segment will be reasonable in relation to the benefits to the Portfolio or Segment over the long term.  In no instance will portfolio securities be purchased from or sold to UBS Global AM or the Sub-Adviser, the Trusts principal underwriter, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. The Sub-Adviser may aggregate sales and purchase orders with respect to the assets of the Portfolio or Segment with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates.  Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Portfolio or Segment and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. UBS Global AM recognizes that in some cases this procedure may adversely affect the results obtained for the Portfolio or Segment.

Subject to the Sub-Advisers obligations to seek best execution, UBS Global AM agrees that the Sub-Adviser, in its sole discretion, may place transactions on behalf of the Portfolio and the Trust with any broker-dealer deemed to be an affiliate of the Sub-Adviser (the Affiliated Broker-Dealers) so long as such transactions are effected in conformity with the requirements (including any applicable  exemptions and administrative interpretations set forth in Part II of the Sub-Advisers Form ADV Registration Statement on file with the Securities and Exchange Commission (Form ADV)) of Section 11(a)(1)(H) of the Securities Exchange Act of 1934.  In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to UBS Global AM, the Portfolio or the Trust.

UBS Global AM further authorizes the Sub-Adviser and its Affiliated Broker-Dealers to execute agency cross transactions (the Cross Transactions) on behalf of the Portfolio and the Trust. Cross Transactions are transactions which may be effected by the Affiliated Broker-Dealers acting for both the Portfolio or the Trust and the counterparty to the transaction.  Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Portfolio or the Trust at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order.  As such, the Sub-Adviser believes that Cross Transactions can provide meaningful benefits for the Portfolio and the Trust and its clients generally. UBS Global AM, the Portfolio and the Trust should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities.

(e)  The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the services provided to the Portfolio or Segment by the Sub-Adviser, including, without limitation, brokerage and other records of all securities transactions such as are required to be maintained.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request.  The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act and will furnish the Board and UBS Global AM with such periodic and special reports  as the Board or UBS Global AM reasonably may request.

(f)  At such times as shall be reasonably requested by the Board or UBS Global AM, the Sub-Adviser will provide the Board and UBS Global AM with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Portfolio or Segment and make available to the Board and UBS Global AM any economic, statistical and investment services that the Sub-Adviser normally makes available to its other US mutual fund subadvisory customers.

(g)  In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting in the fair valuation of all portfolio securities in the Portfolio or Segment and will use its reasonable efforts to arrange for the provision of a price or prices from one or more parties independent of the Sub-Adviser for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service.

The Sub-Adviser also will provide such information or perform such additional acts as are customarily performed by the Sub-Adviser and may be required for the Trust or UBS Global AM to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the Securities Act), and any rule or regulation thereunder.

(h)  If the Segment has a claim or potential claim in any bankruptcy proceeding, class action securities litigation, or other litigation or proceeding affecting securities held (or formerly held) in the Segment, Sub-Adviser will provide the Portfolio or its custodian with reasonable assistance in support of the Portfolios pursuit of such claim while Sub-Adviser manages the assets of the Segment. Notwithstanding anything else to the contrary in this Agreement, Sub-Adviser shall not be required to file claims or take any related actions on behalf of the Segment in regards to class action settlements related to securities currently or previously held in the Segment, but will provide all information reasonably requested by UBS Global AM or the Trust, or their agents regarding the securities involved.

3.  Further Duties.  In all matters relating to the performance of this Agreement, the Sub-Adviser will seek to act in conformity with the Trusts Trust Instrument, By-Laws and Registration Statement, the Trusts policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Adviser (together, the Trust Compliance Procedures) and with the written instructions and written directions of the Board and UBS Global AM to the extent that the foregoing relate to the services provided by the Sub-Adviser to the Portfolio or Segment; and will comply with the requirements of the 1940 Act, and the Advisers Act, and the rules under each, the Code, and all other federal and state laws and regulations applicable to the Trust and the Portfolio to the extent that the foregoing relate to the services provided by the Sub-Adviser to the Portfolio or Segment. UBS Global AM agrees to provide to the Sub-Adviser copies of the Trust’s Trust Instrument, By-Laws, Registration Statement, written instructions and directions of the Board and UBS Global AM, and any amendments or supplements to any of these materials as soon as practicable after such materials become available, provided that UBS Global AM agrees that the Sub-Adviser shall not be required to act in conformity with any of the foregoing, or amendments thereto, until UBS Global AM has provided copies of such documents to the Sub-Adviser; and further agrees to identify to the Sub-Adviser in writing any broker-dealers that are affiliated with UBS Global AM (other than UBS Financial Services Inc. and UBS Global Asset Management (US) Inc.), provided that UBS Global AM agrees that Sub-Adviser will not be presumed to know such affiliates until such identification has been provided.  In order to assist the Trust and the Trusts Chief Compliance Officer (the Trust CCO) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Adviser shall provide to the Trust CCO direct access to the Sub-Advisers chief compliance officer (the Sub-Adviser CCO), as reasonably requested by the Trust CCO.

The Sub-Adviser shall promptly provide the Trust CCO with copies of: (i) the Sub-Advisers policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws (together, the Sub-Adviser Compliance Procedures), and (ii) any material changes to the Sub-Adviser Compliance Procedures.  The Sub-Adviser shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter (as that term is defined in Rule 38a-1 under the 1940 Act) arising under the Sub-Adviser Compliance Procedures (and, to the Sub-Advisor CCO’s knowledge, under the Trust Compliance Procedures) involving the Portfolio or Segment.  The Sub-Adviser shall provide to the  Trust CCO:  (i) quarterly reports confirming the Sub-Advisers  compliance with the Sub-Adviser Compliance Procedures and the Trust Compliance Procedures (to the extent that certain Trust Compliance Procedures are applicable to the Sub-Advisor) in managing the Portfolio or Segment, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures (and, to the Sub-Advisor CCO’s knowledge, under the Trust Compliance Procedures) that affected the Portfolio or Segment (other than as may have been previously reported).  At least annually, the Sub-Adviser shall provide a certification to the Trust CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with the Federal Securities Laws.

The Sub-Adviser will provide UBS Global AM with information (including information that is required to be disclosed in the Trusts registration statement) with respect to the portfolio managers responsible for the Portfolio or Segment and any changes in the portfolio managers responsible for the Portfolio or Segment to the extent necessary to enable UBS Global AM and the Trust to fulfill its responsibilities.  The Sub-Adviser will promptly notify UBS Global AM of any Material Compliance Matter, material, pending investigation, material litigation or administrative proceeding, or any other material regulatory inquiry.

The Sub-Adviser will cooperate promptly and fully with UBS Global AM and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Portfolio or UBS Global AM brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

4.  Expenses.  During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement.  The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Portfolio or UBS Global AM.

Upon request by UBS Global AM, Sub-Adviser agrees to reimburse UBS Global AM or the Trust for costs associated with correcting and distributing any supplement or amendment to the Prospectuses or SAIs for any Portfolio (Supplement), but only to the extent such costs are attributable to the portion of the Supplement that relates to the Sub-Adviser, if the Sub-Adviser is given a copy of a draft of such Supplement or a draft update to the Registration Statement a reasonable period of time prior to its filing and fails to disclose to the Adviser facts then known to the Sub-Adviser or its personnel that would require disclosure (or amendments to disclosure) in the Portfolios Prospectuses or SAIs in time for such disclosure or  amendments to disclosure to be included in such Supplement or Registration Statement.

The Sub-Adviser shall bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Sub-Adviser.

5.  Compensation.

(a)  For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, UBS Global AM, not the Portfolio, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of 0.30% of the average daily net assets of the Portfolio or Segment allocated to its management (computed in the manner specified in the Management Agreement), and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed.  If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets of the Portfolio within the Sub-Advisers Segment.

(b) The fee shall be accrued daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

(c) If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in that such effectiveness or termination occurs.

6.  Limitation of Liability.

(a)  The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, the Trust or its shareholders or by UBS Global AM in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b)  In no event will the Sub-Adviser have any responsibility for any other portfolio of the Trust, for any portion of the Portfolio not managed by the Sub-Adviser or for the acts or omissions of any Other Sub-Adviser to the Trust or Portfolio.

In particular, in the event the Sub-Adviser shall manage only a Segment of the Portfolio, the Sub-Adviser shall have no responsibility for the Portfolios being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolios failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment of the Portfolio managed by the Sub-Adviser are such that such Segment would not be in such violation or fail to so qualify if such Segment were deemed a separate series of the Trust or a separate regulated investment company under the Code.

Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

7.  Representations of Sub-Adviser.  The Sub-Adviser represents, warrants, and agrees as follows:

(a)  The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by  this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify UBS Global AM of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)  The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 of the Advisers Act and will provide UBS Global AM and  the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to UBS Global AM that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Advisers code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of UBS Global AM, the Sub-Adviser shall permit UBS Global AM, its employees or its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1 and all other records relevant to the Sub-Advisers code of ethics.

(c)  The Sub-Adviser has provided UBS Global AM with a copy of its Form ADV, as most recently filed with the Securities and Exchange Commission (SEC), and promptly will furnish a copy of all amendments to UBS Global AM at least annually.

(d)  The Sub-Adviser will notify UBS Global AM of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Sub-Adviser, in each case prior to or promptly after such change.

(e)  UBS Global AM and the Sub-Adviser agree that neither of them nor any of their affiliates, will in any way refer directly or indirectly to their relationship with one another or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the other, which consent will be promptly provided and not unreasonably withheld.

(f)  The Sub-Adviser hereby represents that it has implemented procedures that are designed to prevent the disclosure by it, its employees or its agents of the Trusts portfolio holdings to any person or entity other than UBS Global AM, the Trusts custodian, or other persons expressly designated by UBS Global AM.

8.  Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish similar services to others so long as its services under this

Agreement are not impaired thereby.  Nothing in this Agreement shall limit or restrict the right of any partner, director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9.  Duration and Termination.

(a)  This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party (Independent Trustees), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Portfolios outstanding voting securities, unless UBS Global AM has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Portfolios outstanding voting securities.

(b)  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio.

(c)  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 30 days written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by UBS Global AM: (i) upon 120 days written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations, warranties and agreements set forth in Paragraph 7 of this Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Portfolio.  The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 120 days written notice to UBS Global AM. This Agreement will terminate automatically in the event of its assignment or upon termination of the Management Agreement, as it relates to this Portfolio.

10.  Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Independent Trustees, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Portfolios outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of the SEC order permitting it to modify the Agreement without such vote).

11.  Governing Law.  This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

12.  Confidentiality.  Any information supplied by either the Adviser or the Sub-Adviser in connection with the performance of its obligations and duties hereunder, including portfolio holdings of, or recommendations made for, the Portfolio, financial information or other information relating to a party to this Agreement, which are not otherwise publicly available or previously known to the other party, in each case as of the date of their disclosure hereunder, are to be regarded as confidential (Confidential Information). Neither UBS Global AM nor the Trust shall make use of the investment decisions or recommendations of Sub-Adviser for any account other than the Portfolio or Segment without the written consent of Sub-Advisor. Confidential Information may not be disclosed by any party except as may be reasonably necessary to carry out its responsibilities and duties hereunder, after prior notification to and approval in writing by the other relevant party or the Trust, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

13.  Use of Name.

(a)  It is understood that the names UBS and PACE or any derivative thereof or logo associated with that name is the valuable property of UBS Global AM and/or its affiliates, and that Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of UBS Global AM or such affiliates and only so long as UBS Global AM or an affiliate is Manager to the Trust and/or the Portfolio.

(b)  It is understood that the name Wellington Management Company, LLP or any derivative thereof or logo associated with those names, are the valuable property of the Sub-Adviser and its affiliates and that the Trust and/or the Portfolio have the right to use such names (or derivative or logo) in the form, manner and format provided by the Sub-Adviser in offering and marketing materials of the Trust and for so long as the Sub-Adviser is a Sub-Adviser to the Portfolio.  Upon termination of this Agreement, the Trust shall forthwith cease to use such names (or derivatives or logo) to the extent not otherwise required by law. Any subsequent modification of such use must be reviewed and approved by the Sub-Advisor prior to implementation of such modification.  Sub-Adviser retains the right to specify the form, the manner and format in which the Trust and/or Portfolio shall use such names (or derivative or logo) and with such legends, markings and notices as Sub-Adviser may request.

14.  Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms majority of the outstanding voting securities, affiliated person, interested person, assignment, broker, investment adviser, net assets, sale, sell and security shall have the same meanings as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  This Agreement may be signed in counterpart.

15.  Notices.  Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or UBS Global AM upon receipt of the same at their respective addresses set forth below.

All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).  All notices provided to UBS Global AM will be sent to the attention of: General Counsel, UBS Global Asset Management (Americas) Inc., 51 West 52nd Street, New York, NY 10019-6114 (fax: 212-882-5472). All notices provided to the Sub-Adviser will be sent to the attention of:  Michael Sheft, Vice President, Mutual Fund Group, Wellington Management Company, LLP, 75 State Street, Boston, MA 02109 (fax: 617-443-5838) with a copy to the Legal Services Department at the same address.

In witness whereof, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Attest:			UBS GLOBAL ASSET MANAGEMENT
(AMERICAS) INC.
51 West 52nd Street
New York, New York 10019-6114

By:	/s/Eric Sanders	By:	/s/Caren Cunningham
Name: Eric Sanders			Name: Caren Cunningham
Title: Director & Assoc Gen Counsel			Title: Executive Director & Sr. Assoc Gen
Counsel

WELLINGTON MANAGEMENT COMPANY,
LLP
75 State Street
Boston, MA 02109

		By:	/s/Nancy T. Lukitsh
Name: Nancy T. Lukitsh
Title: Senior Vice President